POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the person whose signature appears below hereby constitutes and appoints Thomas Hartman, Jessica Lochmann Allen and Carol Gunther, or any one of them, such person’s true and lawful attorney in fact and agent, with full power of substitution and revocation, for such person and in such person’s name, place and stead, to sign any Report on Form 3, Form 4 or Form 5, in any such case with respect to his or her beneficial ownership of shares of Hanger, Inc. common stock ("Common Stock"), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any exchange or similar system for trading on which the Common Stock is or hereafter becomes listed or qualified for trading or quoting.

Dated:  12/10/15

/s/ Kathryn M. Sullivan
Kathryn M. Sullivan